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                          [LETTERHEAD OF PERKINS COIE]

                                                                     EXHIBIT 5.2

                                October 27, 1997


Puget Sound Energy Capital Trust I
Puget Sound Energy, Inc.
c/o Puget Sound Energy, Inc.
411 - 108th Avenue N.E.
Bellevue, WA  98004-5515

     RE: 8.231% JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES OF PUGET SOUND ENERGY INC.; GUARANTEE OF PAYMENTS IN CONNECTION WITH 8.231% CAPITAL SECURITIES OF PUGET SOUND ENERGY CAPITAL TRUST I

Ladies and Gentlemen:

     We have acted as counsel to Puget Sound Energy, Inc., a Washington corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), (i) by the Puget Sound Energy Capital Trust I, a trust formed under the laws of the state of Delaware (the "Trust"), of $100,000,000 aggregate liquidation amount of 8.231% Capital Securities (the "Capital Securities"), (ii) by the Company of its guarantee of payment of cash distributions and payments on liquidation of the Trust or redemption of the Capital Securities pursuant to a Capital Securities Guarantee Agreement to be entered into by the Company and the First National Bank of Chicago, as Capital Securities Guarantee Trustee (the "Guarantee Agreement") and
(iii) by the Company of $100 million aggregate principal amount of its 8.231% Junior Subordinated Deferrable Interest Debentures due June 1, 2027 (the "Junior Subordinated Debentures" and, together with the Capital Securities and the Guarantee Agreement, the "Securities") to be issued pursuant to the Indenture, dated as of June 6, 1997, between the Company and the First National Bank of Chicago, as Debenture Trustee (the "Indenture"). The Securities will be registered under the Act pursuant to a Registration Statement on Form S-4 (the "Registration Statement") to be filed by the Company and the Trust with the Securities and Exchange Commission (the "Commission") on the date hereof and will be issued pursuant to a proposed exchange offer (the "Exchange Offer").
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Puget Sound Energy Capital Trust I
Puget Sound Energy, Inc.
October 27, 1997
Page 2


     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) an executed copy of the Registration Rights Agreement, dated as of June 6, 1997 (the "Registration Rights Agreement"), among the Company, Smith Barney Inc., Goldman, Sachs & Co. and Salomon Brothers Inc; (iii) the Indenture;
(iv) the Amended and Restated Declaration of Trust, dated as of June 6, 1997 (the "Declaration") among James P. Torgerson, Donald E. Gaines and Tommy G. Leong, as Administrative Trustees, First National Bank of Chicago, as Property Trustee, First Chicago Delaware Inc., as Delaware Trustee and the Company, as Sponsor; (v) the form of the Junior Subordinated Debentures and a specimen certificate thereof; (vi) the Guarantee Agreement and (vii) the Restated Articles of Incorporation, as amended, and Bylaws of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers, trustees and other representatives of the Company, the Trust and others.

     We are qualified to practice law in the state of Washington and do not express any opinion as to any laws other than the federal laws of the United States and the internal laws of the state of Washington ordinarily applicable to the transactions contemplated by the Guarantee Agreement, the Declaration, the Indenture and the Registration Rights Agreement.

     Based upon and subject to the foregoing, we are of the opinion that:
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Puget Sound Energy Capital Trust I
Puget Sound Energy, Inc.
October 27, 1997
Page 3

     1. The Guarantee Agreement has been duly authorized by the Company, and when (i) the Registration Statement becomes effective and the Declaration and Indenture have been qualified under the Trust Indenture Act of 1939, as amended (the "TIA"), and (ii) the Guarantee Agreement is duly executed and delivered by the Company and issued in the Exchange Offer as contemplated by the Registration Rights Agreement and the Registration Statement, the Guarantee Agreement will constitute a valid and binding agreement of the Company in favor of the holders of Capital Securities, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     2. The Junior Subordinated Debentures have been duly authorized for issuance and sale by the Company and when (i) the Registration Statement becomes effective and the Declaration and Indenture have been qualified under the TIA and (ii) the Junior Subordinated Debentures are duly executed, authenticated and issued in accordance with the Indenture and delivered and issued in the Exchange Offer as contemplated by the Registration Rights Agreement and the Registration Statement, the Junior Subordinated Debentures will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Validity of Exchange Securities" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rule and regulations of the Commission. This opinion is expressed as of the date hereof, and
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Puget Sound Energy Capital Trust I
Puget Sound Energy, Inc.
October 27, 1997
Page 4

we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

                              Very truly yours,


                              PERKINS COIE